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                                                EXHIBIT 99 (a)
                                                -------------
                                                BANPONCE CORPORATION
                                                P.O. Box 362708
[BANPONCE                                       San Juan, Puerto Rico 00936-2708
CORPORATION LOGO]                               Telephone (809) 765-9800

For additional information contact:
Jorge A. Junquera
Senior Executive Vice President
Telephone (787) 754-1685

April 8, 1996                                                 News Release


                BanPonce Corporation and subsidiaries earnings
                     for the quarter ended March 31, 1996

BanPonce Corporation (the Corporation) today announced net income of $45.1 million for the first quarter of 1996 as compared with $33.7 million reported for the same quarter of 1995, an increase of $11.4 million or 34%. Earnings per common share (EPS) for the quarter were $1.31, based on 32,974,936 average shares outstanding, as compared with $0.96, based on 32,866,623 average shares outstanding for the quarter ended March 31, 1995. Net earnings for the last quarter of 1995 were $40.3 million, or $1.15 per share, based on 32,948,636 average shares outstanding.

The Corporation's return on assets (ROA) and return on common equity (ROE) for the first quarter of 1996 were 1.17% and 16.39%, respectively. For the same period of 1995, the Corporation reported ROA and ROE of 1.06% and 13.96%, respectively. For the last quarter of 1995 these ratios were 1.05% and 14.82%.

Of the $11.4 million increase in net income, $6.7 million were attained at Banco Popular, the Corporation's principal subsidiary. The U.S. subsidiaries of the Corporation contributed with $1.2 million to the increase, while the operations of Puerto Rico Home Mortgage and BP Capital Markets, acquired in the second quarter of 1995, had net earnings of $1.2 million during the first quarter of 1996. The holding company and the other subsidiaries of the group contributed with the remaining $2.3 million of the increase in net income.

The Corporation's results of operations for the quarter ended March 31, 1996, reflected an increase of $24.9 million in net interest income and an increase of $14.4 million in other revenues when compared with the same quarter of 1995. These improvements were partially offset by a rise of $12.4 million in operating expenses, $9.5 million in the provision for loan losses and $6 million in income taxes.

The rise in net interest income for the quarter resulted mainly from an increase of $2.6 billion in the average volume of earning assets, principally in investment, money market and trading securities mostly due to the inclusion of BP Capital and to higher volumes held at Banco Popular. Average loans also increased, particularly in the commercial and mortgage portfolios. The increase in the volume of earning assets was funded through a higher amount of deposits and borrowings. The net interest yield for the quarter ended March 31, 1996, was 4.44%, compared with 4.56% for the first quarter of 1995. The decrease in the net interest yield results mainly from the net interest margin of only 0.47% earned by BP Capital due to its significant volume of arbitrage activities. For the last quarter of 1995 the net interest yield was 4.37%. The Corporation's net interest margin benefitted from the decline in interest rates at the beginning of 1996.




















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2- BanPonce Corporation First Quarter Results

The increase in the provision for loan losses is the result of a rise in the Corporation's loan portfolio and increases in net charge-offs and non-performing assets. Net charge-offs for the quarter ended March 31, 1996, were $14.9 million or 0.68% of average loans compared with $8.0 million or 0.41% for the first quarter of 1995, and $17.3 million or 0.81% for the fourth quarter of 1995. Non-performing assets were $149.3 million or 1.69% of ending loans at March 31, 1996, compared with $124.1 million, or 1.55%, at the end of the first quarter of 1995 and $155 million, or 1.79%, at December 31, 1995.

Other operating income and other service fees increased $6.2 million and $3.6 million, respectively, while service charges on deposit accounts rose $3 million. The increase in other operating income was mainly due to higher gains on sale of mortgage loans realized by Equity One, gains realized by Puerto Rico Home Mortgage, and the income from investment banking services provided by BP Capital Markets. Furthermore, the increase in daily rental income and higher gains realized on the sale of daily rental units by the Corporation's leasing subsidiaries contributed to the growth in this revenue category. Other service fees in Banco Popular increased $3.5 million, mainly in mortgage servicing fees, primarily due to the servicing portfolio acquired from Puerto Rico Home Mortgage, credit and debit card fees, fees related to the sale and administration of investment products and the fees collected on the growing volume of transactions at point-of-sale (POS) terminals and other electronic transactions. Service charges on deposit accounts increased $2.8 million at Banco Popular due to a higher activity on commercial accounts together with revisions made to their fee structure in mid-1995 and additional services provided.

Personnel costs increased $7.4 million as compared with the first quarter of 1995, of which $2.7 million were reflected in the profit sharing expense due to an improvement in the profitability ratios of the Corporation, and $1.5 million represented expenses of Puerto Rico Home Mortgage and BP Capital Markets. In addition, annual merit increases and business expansion contributed to the increase in personnel costs. Other operating expenses increased $5 million, mostly in equipment expenses, professional fees, net occupancy expense and business promotion. These increases are mostly attributed to the growth in the Corporation's business activity, including the costs related to the expansion of the electronic payment system, the growth in the network of POS terminals, the continued investment in new technology and the development of new products and services. The operations of Puerto Rico Home Mortgage and BP Capital Markets accounted for $1.1 million of the increase in other operating expenses. Partially offsetting these increases was a reduction in the FDIC assessment of $4.8 million, caused by a decrease in the assessment rate during the third quarter of 1995, when the Bank Insurance Fund (BIF) reached its statutory level.

The Corporation's total assets at March 31, 1996, amounted to $15.8 billion, compared with $13.1 billion at March 31, 1995. Most of the growth relates to Banco Popular, which increased $1.4 billion in total assets and BP Capital Markets, which had $878 million in assets at March 31, 1996. Total assets at December 31, 1995, were $15.7 billion. At the same date, total loans amounted to $8.9 billion compared with $8.0 billion a year ago and $8.7 billion at December 31, 1995. Commercial loans reflected the major growth, particularly at Banco Popular.













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3- BanPonce Corporation First Quarter Results

The allowance for loan losses amounted to $174.7 million as of March 31, 1996, or 1.97% of loans, compared with $157.5 million or 1.97% at the same date in 1995. At December 31, 1995, the allowance for loan losses totaled $168.4 million or 1.94% of loans. The allowance as a percentage of non-performing assets was 117.1% at March 31, 1996, compared with 126.9% at the end of the first quarter of 1995 and 108.6% at December 31, 1995.

Total deposits were $10.2 billion at March 31, 1996, compared with $9.4 billion at March 31, 1995, and $9.9 billion at the end of 1995. Most of the increase was attained at Banco Popular, where total deposits increased $757 million.

At March 31, 1996, stockholders' equity was $1.2 billion, compared with $1.0 billion at the same date last year. Stockholders' equity was $1.1 billion at December 31, 1995. The allowance for unrealized holding losses on securities available-for-sale, net of deferred taxes, as required by SFAS 115, amounted to $19 thousand at March 31, 1996, compared with $7.7 million a year ago. At the end of 1995 the allowance for unrealized holding gains on securities available-for-sale, net of taxes, amounted to $16.2 million.

The market value of the Corporation's common stock at March 31, 1996, was $46.25 per share, compared with $31.50 at March 31, 1995, and $38.75 at December 31, 1995. The Corporation's market capitalization at March 31, 1996, was $1.5 billion, compared with $1 billion at March 31, 1995, and $1.3 billion at December 31, 1995. At March 31, 1996, the Corporation's common stock had a book value per share of $32.13.

The market value of the Corporation's preferred stock at March 31, 1996, was $27.25 per share compared with $25.50 at March 31, 1995, and $27.25 at December 31, 1995.

Continuing with the Corporation's strategic expansion plans, in March 1996 the Corporation made its first international investment with the purchase of 20% of the common stock of Jamaica's fourth largest financial institution, CitizensBank. The Corporation also acquired preferred stock of CitizensBank, which is convertible into common stock equal to an additional 10% of common equity at the option of BanPonce.

ATH-Dominicana, the first automated teller machine (ATM) network in the Dominican Republic, began operations on March 25, 1996. This network, which was launched by integrating Banco Popular Dominicano's 60+ ATM's, facilitates electronic transactions to customers and will eventually include at least 15 other banks. This joint venture combines Banco Popular's technological infrastructure and expertise with Codetel's (the Dominican Republic telephone company) telecommunication platform, in order to provide customers with access to ATMs in Puerto Rico and the United States, and vice-versa.


                                     ***

BANPONCE CORPORATION
FINANCIAL SUMMARY
(In thousands, except per share data)

                                                                  Quarter ended                 First
                                                                    March 31                   Quarter       ----------
                                                            -------------------------        1996-1995        Fourth
                                                                                               Percent         Quarter
                                                             1996            1995             Variance          1995
                                                            -------------------------       -------------    ----------
SUMMARY OF OPERATIONS

Interest income                                             $302,927         $250,219            21.06%        $298,311
Interest expense                                             140,467          112,691            24.65          142,191
                                                            -------------------------            -----         --------
Net interest for income                                      162,460          137,528            18.13          156,120
Provision for loan losses                                     21,273           11,698            81.85           21,227
                                                            -------------------------            -----         --------
Net interest income after provision
  for loan losses                                            141,187          125,830            12.20          134,893

Other operating income                                        50,325           37,557            34.00           44,084
Gain on sale of securities                                       729               46                             3,306
Trading account profit (loss)                                    938              (50)                            1,192
                                                            -------------------------            -----         --------
Total other income                                            51,992           37,553            38.45           48,582

Salaries and benefits                                         61,733           57,091             8.13           57,250
Profit sharing                                                 6,070            3,327            82.45            4,735
Other operating expenses                                      62,896           57,900             8.63           62,212
                                                            -------------------------            -----         --------
Total operating expenses                                     130,699          118,318            10.46          124,197

Income before income tax                                      62,480           45,065            38.64           59,278
Income tax                                                    17,338           11,324            53.11           19,026
                                                            -------------------------            -----         --------
Net income                                                  $ 45,142         $ 33,741            33.79         $ 40,252
                                                            =========================            =====         ========
Net income applicable to common stock                       $ 43,054         $ 31,654            36.01         $ 38,164
                                                            =========================            =====         ========
Earnings per common share:
  Net income                                                $   1.31         $   0.96            35.57         $   1.15
                                                            --------         --------            -----         --------


Average common shares outstanding                         32,974,936       32,866,623                        32,948,636
Common shares outstanding at end of period                32,974,936       32,866,623                        32,948,636





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

BANPONCE CORPORATION
FINANCIAL SUMMARY
(In thousands)

                                                                  Quarter ended                 First
                                                                    March 31                   Quarter     ------------
                                                         -------------------------------      1996-1995       Fourth
                                                                                               Percent        Quarter
                                                             1996            1995             Variance         1995
                                                         -------------------------------      ---------    ------------
SELECTED AVERAGE BALANCES
Total assets                                             $15,556,830      $12,933,815            20.28      $15,182,816
Loans                                                      8,748,657        7,863,742            11.25        8,548,163
Earning assets                                            14,630,906       12,067,979            21.24       14,276,343
Interest-bearing liabilities                              12,209,571        9,871,081            23.69       11,911,582
Stockholders' equity                                       1,156,888        1,020,191            13.40        1,121,219

PERFORMANCE RATIOS
Net interest yield*                                             4.44%            4.56%                             4.37%
Return on assets                                                1.17             1.06                              1.05
Return on common equity                                        16.39            13.96                             14.82

CREDIT QUALITY DATA
Nonperforming assets                                     $   149,259      $   124,138            20.24      $   155,031
Net loans charged-off                                         14,942            8,029            86.10           17,264
Allowance for loan losses                                    174,724          157,467            10.96          168,393
Nonperforming assets to total assets                            0.94%            0.95%                             0.99%
Allowance for losses to loans                                   1.97             1.97                              1.94

SELECTED FINANCIAL DATA AT PERIOD-END
Total assets  . . . . . . . . . . . . . . . . . .        $15,805,083      $13,075,543            20.88      $15,675,451
Loans . . . . . . . . . . . . . . . . . . . . . .          8,850,078        7,993,717            10.71        8,677,484
Earning assets  . . . . . . . . . . . . . . . . .         14,801,283       12,179,033            21.53       14,668,195
Interest-bearing liabilities  . . . . . . . . . .         12,434,422       10,055,955            23.65       12,246,017
Stockholders' equity  . . . . . . . . . . . . . .          1,159,570        1,038,318            11.68        1,141,697

* Not on a taxable equivalent basis





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